Exhibit 99.1

Press Release

CENCORA ELECTS ROBERT E. SANCHEZ TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, September 25, 2026 — Cencora, Inc. (NYSE: COR) today announced that its Board of Directors has elected Robert E. Sanchez as a new independent director, effective October 1, 2026.

Mr. Sanchez is the Executive Chair of Ryder System, Inc., where he previously served as Chair and Chief Executive Officer until his retirement in March 2026. Prior to being appointed CEO in 2013, Mr. Sanchez spent two decades with Ryder serving in roles of increasing responsibility including President and Chief Operating Officer, President of Global Fleet Management Solutions and Executive Vice President and Chief Financial Officer.

“Robert’s experience as a public-company CEO, including his deep understanding of logistics and supply chains, will complement the Board’s skill set as we support Cencora’s pharmaceutical-centric strategy. His appointment reflects the Board’s ongoing commitment to leaders whose perspectives will further the company’s growth ambitions,” said Mark Durcan, Chair of Cencora’s Board of Directors.

“Throughout his career at Ryder, Mr. Sanchez has shaped a thoughtful approach to strategy, execution and long-term value creation. His breadth of experience across operations, finance and technology will add valuable insight as we advance Cencora’s priorities and drive sustained growth,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

Mr. Sanchez currently serves on the Board of Directors of Texas Instruments and as a Trustee of the University of Miami. Mr. Sanchez holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Science from the University of Miami.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #16 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Contact:

Melissa O’Brien

Vice President, Investor Relations

melissa.obrien@cencora.com